Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: David G. Mee
615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745	Executive Vice President, Finance/Administration and Chief Financial Officer
(NASDAQ: JBHT)	(479) 820-8363

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS EARNINGS FOR THE SECOND

QUARTER 2016 AND UPDATES FULL YEAR 2016 EXPECTATIONS

■ Second Quarter 2016 Revenue:	$1.62 billion; up 5%
■ Second Quarter 2016 Operating Income:	$176 million; up 1%
■ Second Quarter 2016 EPS:	92 cents vs. 88 cents

LOWELL, ARKANSAS, July 18, 2016 - J.B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced second quarter 2016 net earnings of $105 million, or diluted earnings per share of 92 cents vs. second quarter 2015 net earnings of $103 million, or 88 cents per diluted share.

Total operating revenue for the current quarter was $1.62 billion, compared with $1.54 billion for the second quarter 2015, an increase of 5%. Current quarter total operating revenue, excluding fuel surcharges, increased 9% vs. the comparable quarter 2015. Load growth of 9% in Intermodal (JBI) and 62% in Integrated Capacity Solutions (ICS), a 5% increase in revenue producing trucks in Dedicated Contract Services (DCS) and an 11% increase in average fleet count in our Truck (JBT) business segment, contributed to the increase in consolidated revenue compared to prior year.

Operating income for the current quarter totaled $176 million versus $174 million for the second quarter 2015. The benefits of volume growth, increases in revenue producing truck counts and higher equipment utilization, were substantially offset by increases in rail purchased transportation costs, higher driver wages and recruiting costs and increased equipment ownership costs. In the second quarter of 2015, we recorded a charge of approximately $14.1 million for corporate wide streamlining and technology redevelopment costs.

Interest expense in the current quarter decreased due to lower overall debt levels from the same period last year. The effective income tax rate for the quarter was 38.0% versus 38.1% for the second quarter 2015. The 2016 annual tax rate is expected to be approximately 38.0%.

The Company posted revised full year 2016 Financial Expectations on its website under the Investors tab at www.jbhunt.com.

Segment Information:

Intermodal (JBI)

■    Second Quarter 2016 Segment Revenue:     $933 million; up 3%

■    Second Quarter 2016 Operating Income:     $105.6 million; down 11%

JBI load volumes grew 9% over the same period in 2015. Eastern network realized load growth of 10% and Transcontinental loads grew 8% as west coast port volumes continued a more normal velocity and rail service continued a year over year improvement trend. Revenue increased 3% reflecting the 9% volume growth, offset by a 5% decrease in revenue per load, which is the combination of customer rate changes, fuel surcharges and freight mix. Revenue per load, excluding fuel surcharge revenue decreased 1% from second quarter 2015.

Operating income decreased 11% from prior year. Benefits from volume growth, improved box utilization, lower outsourced carrier costs and reduced maintenance costs were not enough to overcome the cost increases in rail purchased transportation, equipment ownership, insurance and claims, and driver recruiting and retention. Second quarter of 2015 included approximately $6.4 million in corporate wide streamlining and technology redevelopment costs. The current period ended with 81,243 units of trailing capacity and 5,244 power units assigned to the dray fleet.

Dedicated Contract Services (DCS)

■    Second Quarter 2016 Segment Revenue:     $383 million; up 4%

■    Second Quarter 2016 Operating Income:     $50.5 million; up 24%

DCS revenue increased 4% during the current quarter over the same period in 2015. Productivity, defined as revenue per truck per week, decreased approximately 1% vs. 2015 primarily from lower fuel surcharges. Productivity excluding fuel surcharges increased 1% over a year ago primarily from better integration of assets between customer accounts, fewer unseated trucks, increased customer supply chain fluidity and customer rate increases. A net additional 350 revenue producing trucks, 132 net additions compared to first quarter 2016, were in the fleet by the end of the quarter compared to prior year. Approximately 87% of these additions represent private fleet conversions versus traditional dedicated capacity fleets. Customer retention rates remain above 98%.

The operating income increase of 24% over the prior year quarter is primarily due to increased revenue, improved asset utilization, and a reduction in overall safety costs, partially offset by higher driver wage and recruiting costs, increased salaries and benefits costs as well as higher equipment ownership costs. Approximately $2.6 million of corporate wide streamlining and technology redevelopment costs was incurred in the second quarter 2015.

Integrated Capacity Solutions (ICS)

■    Second Quarter 2016 Segment Revenue:     $204 million; up 17%

■    Second Quarter 2016 Operating Income:     $10.9 million; up 122%

ICS revenue was up 17% compared to the second quarter 2015. Volumes increased 62% while revenue per load decreased 28%, primarily due to freight mix changes driven by customer demand and lower fuel prices compared to second quarter 2015. Contractual volumes represented approximately 73% of total load volume and 65% of total revenue compared to 70% and 62%, respectively, in second quarter 2015.

Operating income increased 122% over the same period 2015 primarily from increased volume and related revenue. Gross profit margins decreased to 15.0% in the current quarter versus 15.2% in the same period last year. The decrease in gross margin percentage is primarily the result of new customer rates implemented on contractual business and lower customer spot rates compared to the second quarter 2015. The increase in operating income was partly offset by higher personnel costs as the total branch count increased to 35 from 31 at second quarter 2015. Second quarter 2015 included $4.4 million of corporate wide streamlining and technology redevelopment costs. The carrier base increased 16% and the employee count increased 13% vs. second quarter 2015.

Truck (JBT)

■    Second Quarter 2016 Segment Revenue:     $98 million; up 1%

■    Second Quarter 2016 Operating Income:     $8.9 million; down 9%

JBT revenue for the current quarter was up 1% compared to the same period in 2015.   Revenue excluding fuel surcharges increased 6%, primarily from an 11% increase in average fleet count. Rate per loaded mile excluding fuel surcharges was down approximately 5% primarily from customer driven freight mix changes, including a 5.8% increase in length of haul. Core customer rate increases were up 0.9% compared to the same period in 2015. At the end of the period, JBT operated 2,186 tractors compared to 2,073 a year ago.

Operating income decreased 9% compared to the same quarter 2015. Benefits of the larger fleet were more than offset by lower rates per loaded mile, increased driver hiring costs, higher independent contractor cost and increased tractor maintenance costs compared to the second quarter 2015. Approximately $700,000 of streamlining and technology redevelopment costs were recorded in second quarter 2015.

Cash Flow and Capitalization:

At June 30, 2016, we had a total of $958 million outstanding on various debt instruments compared to $890 million at June 30, 2015 and $998 million at December 31, 2015.

Our net capital expenditures for the six months ended June 30, 2016 approximated $258 million compared to $299 million for the same period 2015. At June 30, 2016, we had cash and cash equivalents of $11.3 million.

We had no purchases of our common stock during the second quarter 2016. At June 30, 2016 we had approximately $351 million remaining under our share repurchase authorization. Actual shares outstanding at June 30, 2016 approximated 112.7 million.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2015. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended June 30
	2016		2015
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$1,483,354		$1,360,631
Fuel surcharge revenues	131,672		179,326
Total operating revenues	1,615,026	100.0%	1,539,957	100.0%

Operating expenses
Rents and purchased transportation	794,907	49.2%	730,851	47.5%
Salaries, wages and employee benefits	371,969	23.0%	348,277	22.6%
Depreciation and amortization	90,364	5.6%	83,661	5.4%
Fuel and fuel taxes	71,489	4.4%	84,891	5.5%
Operating supplies and expenses	56,495	3.5%	56,718	3.7%
General and administrative expenses, net of asset dispositions	18,711	1.2%	27,670	1.8%
Insurance and claims	19,094	1.2%	18,207	1.2%
Operating taxes and licenses	11,365	0.7%	10,734	0.7%
Communication and utilities	4,840	0.3%	5,213	0.3%
Total operating expenses	1,439,234	89.1%	1,366,222	88.7%
Operating income	175,792	10.9%	173,735	11.3%
Net interest expense	6,420	0.4%	6,661	0.5%
Earnings before income taxes	169,372	10.5%	167,074	10.8%
Income taxes	64,361	4.0%	63,655	4.1%
Net earnings	$105,011	6.5%	$103,419	6.7%
Average diluted shares outstanding	113,761		117,811
Diluted earnings per share	$0.92		$0.88

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Six Months Ended June 30
	2016		2015
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,910,008		$2,624,541
Fuel surcharge revenues	233,730		355,596
Total operating revenues	3,143,738	100.0%	2,980,137	100.0%

Operating expenses
Rents and purchased transportation	1,535,310	48.8%	1,424,535	47.8%
Salaries, wages and employee benefits	734,480	23.4%	678,786	22.8%
Depreciation and amortization	178,716	5.7%	165,038	5.5%
Fuel and fuel taxes	130,903	4.2%	166,704	5.6%
Operating supplies and expenses	111,031	3.5%	107,199	3.6%
General and administrative expenses, net of asset dispositions	40,545	1.3%	41,606	1.4%
Insurance and claims	36,522	1.2%	35,635	1.2%
Operating taxes and licenses	22,491	0.7%	20,822	0.7%
Communication and utilities	10,058	0.3%	10,857	0.4%
Total operating expenses	2,800,056	89.1%	2,651,182	89.0%
Operating income	343,682	10.9%	328,955	11.0%
Net interest expense	12,862	0.4%	13,364	0.4%
Earnings before income taxes	330,820	10.5%	315,591	10.6%
Income taxes	125,711	4.0%	120,240	4.0%
Net earnings	$205,109	6.5%	$195,351	6.6%
Average diluted shares outstanding	113,882		117,805
Diluted earnings per share	$1.80		$1.66

Financial Information By Segment

(in thousands)

(unaudited)

	Three Months Ended June 30
	2016		2015
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$933,430	58%	$904,868	59%
Dedicated	382,721	24%	366,716	24%
Integrated Capacity Solutions	203,767	12%	173,879	11%
Truck	98,264	6%	97,509	6%
Subtotal	1,618,182	100%	1,542,972	100%
Intersegment eliminations	(3,156)	(0%)	(3,015)	(0%)
Consolidated revenue	$1,615,026	100%	$1,539,957	100%

Operating income

Intermodal	$105,614	60%	$118,617	68%
Dedicated	50,467	29%	40,573	23%
Integrated Capacity Solutions	10,875	6%	4,893	3%
Truck	8,853	5%	9,675	6%
Other (1)	(17)	(0%)	(23)	(0%)
Operating income	$175,792	100%	$173,735	100%

	Six Months Ended June 30
	2016		2015
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$1,828,630	58%	$1,748,757	59%
Dedicated	741,091	24%	711,905	24%
Integrated Capacity Solutions	386,934	12%	337,090	11%
Truck	194,315	6%	188,697	6%
Subtotal	3,150,970	100%	2,986,449	100%
Intersegment eliminations	(7,232)	(0%)	(6,312)	(0%)
Consolidated revenue	$3,143,738	100%	$2,980,137	100%

Operating income

Intermodal	$208,740	61%	$222,879	68%
Dedicated	95,237	28%	76,388	23%
Integrated Capacity Solutions	21,670	6%	11,522	4%
Truck	18,032	5%	18,204	5%
Other (1)	3	0%	(38)	(0%)
Operating income	$343,682	100%	$328,955	100%

      (1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended June 30
	2016	2015

Intermodal

Loads	476,098	436,466
Average length of haul	1,640	1,642
Revenue per load	$1,961	$2,073
Average tractors during the period *	5,232	4,915

Tractors (end of period)
Company-owned	4,519	4,186
Independent contractor	725	701
Total tractors	5,244	4,887

Net change in trailing equipment during the period	1,377	2,086
Trailing equipment (end of period)	81,243	76,279
Average effective trailing equipment usage	74,751	70,823

Dedicated

Loads	607,078	562,017
Average length of haul	174	176
Revenue per truck per week**	$4,062	$4,096
Average trucks during the period***	7,286	6,921

Trucks (end of period)
Company-owned	6,833	6,543
Independent contractor	17	7
Customer-owned (Dedicated operated)	472	422
Total trucks	7,322	6,972

Trailing equipment (end of period)	21,914	20,989
Average effective trailing equipment usage	22,597	22,275

Integrated Capacity Solutions

Loads	199,312	123,082
Revenue per load	$1,022	$1,413
Gross profit margin	15.0%	15.2%
Employee count (end of period)	721	636
Approximate number of third-party carriers (end of period)	48,900	42,300

Truck

Loads	96,929	93,225
Average length of haul	460	435
Loaded miles (000)	44,614	40,355
Total miles (000)	53,063	47,752
Average nonpaid empty miles per load	87.2	79.3
Revenue per tractor per week**	$3,419	$3,802
Average tractors during the period *	2,234	2,021

Tractors (end of period)
Company-owned	1,401	1,510
Independent contractor	785	563
Total tractors	2,186	2,073

Trailers (end of period)	7,249	7,479
Average effective trailing equipment usage	6,784	6,392

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Six Months Ended June 30
	2016	2015

Intermodal

Loads	935,624	846,763
Average length of haul	1,641	1,643
Revenue per load	$1,954	$2,065
Average tractors during the period *	5,169	4,866

Tractors (end of period)
Company-owned	4,519	4,186
Independent contractor	725	701
Total tractors	5,244	4,887

Net change in trailing equipment during the period	2,286	2,981
Trailing equipment (end of period)	81,243	76,279
Average effective trailing equipment usage	73,998	69,758

Dedicated

Loads	1,186,556	1,092,779
Average length of haul	174	176
Revenue per truck per week**	$3,969	$4,032
Average trucks during the period***	7,241	6,887

Trucks (end of period)
Company-owned	6,833	6,543
Independent contractor	17	7
Customer-owned (Dedicated operated)	472	422
Total trucks	7,322	6,972

Trailing equipment (end of period)	21,914	20,989
Average effective trailing equipment usage	22,517	22,276

Integrated Capacity Solutions

Loads	374,935	244,044
Revenue per load	$1,032	$1,381
Gross profit margin	16.1%	14.5%
Employee count (end of period)	721	636
Approximate number of third-party carriers (end of period)	48,900	42,300

Truck

Loads	191,339	179,468
Average length of haul	464	443
Loaded miles (000)	88,697	78,991
Total miles (000)	105,209	93,206
Average nonpaid empty miles per load	86.3	79.1
Revenue per tractor per week**	$3,415	$3,754
Average tractors during the period*	2,222	1,982

Tractors (end of period)
Company-owned	1,401	1,510
Independent contractor	785	563
Total tractors	2,186	2,073

Trailers (end of period)	7,249	7,479
Average effective trailing equipment usage	6,727	6,208

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$11,277	$5,566
Accounts Receivable	744,026	654,542
Prepaid expenses and other	71,705	197,817
Total current assets	827,008	857,925
Property and equipment	4,128,542	4,019,451
Less accumulated depreciation	1,361,627	1,318,122
Net property and equipment	2,766,915	2,701,329
Other assets	103,441	70,290
	$3,697,364	$3,629,544

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$343,652	$340,332
Claims accruals	115,628	104,220
Accrued payroll	66,237	59,420
Other accrued expenses	27,199	28,445
Total current liabilities	552,716	532,417

Long-term debt	957,574	998,003
Other long-term liabilities	65,075	58,552
Deferred income taxes	742,574	740,220
Stockholders' equity	1,379,425	1,300,352
	$3,697,364	$3,629,544

Supplemental Data

(unaudited)

	June 30, 2016	December 31, 2015

Actual shares outstanding at end of period (000)	112,680	113,948

Book value per actual share outstanding at end of period	$12.24	$11.41

	Six Months Ended June 30
	2016	2015

Net cash provided by operating activities (000)	$474,138	$453,537

Net capital expenditures (000)	$257,958	$299,246